UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 28, 2007

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 28, 2007, Verticalnet, Inc. (the "Company") received a staff determination letter from The Nasdaq Stock Market ("Nasdaq") that the Company’s common stock is subject to delisting from The Nasdaq Capital Market due to its failure to comply with Marketplace Rule 4310(c)(3) (the "Rule") which requires the Company to maintain minimum shareholders’ equity of $2.5 million, or $35.0 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

As previously disclosed on May 29, 2007, the Company received a similar staff determination letter on May 23, 2007, that the Company’s common stock was subject to delisting for failure to comply with the Rule. At that time, the Nasdaq staff permitted the Company to regain compliance with the Rule prior to delisting of the Company’s common stock. On August 31, 2007, the Company received notification from the Listing Qualifications Panel (the "Panel") that the Company had regained compliance with the Rule.

Because the Company has again failed to comply with the Rule within one year from the August 31, 2007 compliance date, pursuant to Marketplace Rule 4806(d)(1)(B), the Nasdaq staff is not permitted to accept a plan of compliance or grant additional time for the Company to regain compliance with the Rule.

The Company has requested a hearing before the Panel to appeal the Nasdaq staff’s delisting determination and the delisting of the Company’s common stock has been stayed pending the Panel’s decision. There can be no assurance the Panel will grant the Company’s request for continued listing.

A copy of the Company’s press release announcing receipt of the staff determination letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated December 4, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

December 4, 2007	By:	Christopher G. Kuhn

Name: Christopher G. Kuhn
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 4, 2007.